Quantum Technologies Signs Definitive Agreements for $2.0 Million Private Placement of Convertible Notes
― The proceeds will be used to further advance the Company’s virtual CNG pipeline product offerings

LAKE FOREST, CA., July 1, 2015/GlobeNewswire/ -- Quantum Fuel Systems Technologies Worldwide, Inc. (Nasdaq: QTWW) (the "Company"), a global leader in natural gas storage systems, integration and vehicle system technologies, announced today that on June 29, 2015 it entered into definitive agreements with certain accredited investors for a private placement of 2% senior secured convertible notes in the cumulative principal amount of $2.0 million (the “Offering”). Mr. Kevin Douglas of Larkspur, California, led the transaction with an investment of $1.5 million. The closing of the Offering occurred on June 30, 2015. The Company intends to use a portion of the proceeds to design, develop and validate additional compressed natural gas (“CNG”) virtual pipeline tanks and systems including packaging and design features that can be applied for ground storage use for CNG stations.
“This funding will enable us to develop additional tanks and systems to complement our recently released and innovative 5,000 psi virtual pipeline tank product and continue to advance storage and transport technology to meet the growing needs in the market for virtual natural gas pipelines and advanced storage applications for mining, marine and CNG stations," said Brian Olson, President and CEO of Quantum. "The development and commercialization of virtual pipeline technology will serve us well in the near future during the continued build out of CNG infrastructure, and we believe the same technology will lend itself longer-term to the future development of hydrogen infrastructure and virtual hydrogen pipeline applications," continued Mr. Olson.
The principal and interest due under the notes is payable on September 18, 2018, subject to the investors’ put right that may be exercised during the thirty day period following July 1, 2017 or in connection with a change in control transaction. The notes are secured by a second lien position on substantially all of the assets of the Company’s continuing operations.
In connection with the Offering, existing holders of Convertible Notes issued by the Company dated September 18, 2013 agreed to amend the commencement date of their put right from September 18, 2016 to July 1, 2017.
The full terms of the transaction will be filed with the Securities and Exchange Commission in a Current Report on Form 8-K later today.
The securities are being offered and sold solely to accredited investors on a private placement basis.
This press release does not and shall not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration under the securities laws of any state or jurisdiction.
About Quantum: Quantum Fuel Systems Technologies Worldwide, Inc. is a leader in the innovation, development and production of natural gas fuel storage systems and the integration of vehicle system technologies including engine and vehicle control systems and drivetrains. Quantum produces one of the most innovative, advanced, and light‐weight compressed natural gas storage tanks in the world and supplies these tanks, in addition to fully‐integrated natural gas storage systems, to truck and automotive OEMs and aftermarket and OEM truck integrators. Quantum provides low emission and fast‐to‐market solutions to support the integration and production of natural gas fuel and storage systems, hybrid, fuel cell, and specialty vehicles, as well as modular, transportable hydrogen refueling stations. Quantum is headquartered in Lake Forest, California, and has operations and affiliations in the United States, Canada, and India.
More information about the products and services of Quantum can be found at http://www.qtww.com or you may contact:
Quantum Investor Relations
Phone:  949-399-4555
Email:  ir@qtww.com